EXHIBIT 1


                        MONTGOMERY  WARD  AND  LEVITZ

                           DISCONTINUE  DISCUSSIONS


                             FOR IMMEDIATE RELEASE



      CHICAGO, IL. and BOCA RATON, FL., Oct. 16, 1995 -- Montgomery Ward Holding Corp. and Levitz Furniture Incorporated announced today that they had terminated discussions regarding Montgomery Ward s proposed investment in Levitz, which was previously announced on September 4, 1995.

      Montgomery Ward said that after concluding a detailed evaluation and analysis of Levitz, Montgomery Ward believed that the goals and objectives of the proposed transaction, including with respect to synergies, could not be achieved.